Exhibit 99.2

July 11, 2024

Board of Directors

TenX Keane Acquisition Corporation (NASDAQ:TENK)

420 Lexington Avenue, 24th Floor

New York, NY 10170

Re:	Consent of Revere Securities LLC

Reference is made to our opinion letter, dated October 23, 2023, with respect to the fairness from a financial point of view to the shareholders of TenX Keane Acquisition Corp of the Aggregate Consideration (as defined in the opinion letter) pursuant to the Business Combination Agreement, dated as of October 23, 2023.

We hereby consent to the reference to our opinion and its inclusion in the S-4 Proxy Statement. In giving the foregoing consent, it is understood our consent is being delivered solely in connection with the filing of the above-mentioned version of the registration statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Revere Securities LLC

REVERE SECURITIES LLC

Revere Securities LLC | Established 1983| SEC Registered Broker-Dealer, Member FINRA, SIPC, MSRB

650 Fifth Avenue, 35th Floor,- New York, NY 10019 | Telephone: +1 (212) 688-2350 | www.reveresecurities.com